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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                          OF AMERICA SERVICE GROUP INC.

         America Service Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

         1. That pursuant to an action duly taken by the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and referring said amendment to the stockholders of the Corporation for consideration thereof and approval and adoption by the stockholders at the 2004 annual meeting of the stockholders of the Corporation to be duly called by the Board of Directors of the Corporation (the "Annual Meeting"). The resolution setting forth the proposed amendment (the "Amendment") is as follows:

                  NOW, THEREFORE, BE IT RESOLVED, that Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and replacing it with the following:

                           "FOURTH: The total number of shares of all classes of
                  stock which the Corporation shall have authority to issue is twenty-two million (22,000,000) shares, of which twenty million (20,000,000) shares of a par value of $.01 per share are to be common stock (the "Common Stock"), and two million (2,000,000) shares of a par value of $.01 per share are to be Preferred Stock (the "Preferred Stock")."

         2. That thereafter, pursuant to a resolution of the Board of Directors calling for the Amendment to be submitted to a vote of the stockholders of the Corporation at the Annual Meeting, the Amendment was approved and adopted by the stockholders of the Corporation at the Annual Meeting, at which meeting the necessary number of shares were voted in favor of the Amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         3. That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         4. The undersigned officer of the Corporation hereby acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.


            IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 16th day of June, 2004.

                                              By: /s/ Jean L. Byassee
                                                  ------------------------------
                                              Name: Jean L. Byassee
                                              Title: Senior Vice President